UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 23, 2015

Entegra Financial Corp.

(Exact name of registrant as specified in its charter)

North Carolina	001-35302	45-2460660
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 One Center Court, Franklin, North Carolina 28734

(Address of principal executive offices) (Zip Code)

(828) 524-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 23, 2015, Entegra Financial Corp. (“Entegra Financial”), entered into an Agreement and Plan of Combination and Reorganization (the “Merger Agreement”) by and among Entegra Financial, Entegra Bank, EFC Merger Sub Corp., a wholly owned subsidiary of Entegra Financial (“Merger Sub”) and Oldtown Bank (“Oldtown”), pursuant to which (i) Merger Sub will be merged with and into Oldtown, with Oldtown as the surviving entity (the “Merger”), and (ii) immediately thereafter, Oldtown will merge with and into Entegra Bank, with Entegra Bank as the surviving bank.

Under the terms of the Merger Agreement, shareholders of Oldtown will receive a cash payment equal to eleven dollars and five cents ($11.05) in exchange for each share of Oldtown common stock held immediately prior to the effective time of the Merger. The aggregate merger consideration is approximately $13.5 million, which amount includes the cash-out of in-the-money stock options. Entegra Financial will not issue any shares of its common stock in connection with the Merger.

The transaction has been unanimously approved by the board of directors of each company and is expected to close in the first quarter of 2016. Completion of the Merger is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Oldtown’s shareholders.

The Merger Agreement provides certain termination rights for both Entegra Financial and Oldtown and further provides that a termination fee of $250,000 will be payable by either Entegra Financial or Oldtown, as applicable, upon termination of the Merger Agreement under certain circumstances. In addition, under certain circumstances, documented out-of-pocket transaction expenses of up to $100,000 will be payable by either Entegra Financial or Oldtown.

A copy of a press release dated November 24, 2015, announcing the Merger is included as Exhibit 99.1 to this Current Report on Form 8-K.

.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed herewith:

Item	Description

99.1	Press Release dated November 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEGRA FINANCIAL CORP.

Date: November 24, 2015	By:	/s/ David A. Bright
David A. Bright
Executive Vice President and Chief Financial Officer

Exhibit Index

99.1	Press Release dated November 24, 2015.